Exhibit 4.4

SI INTERNATIONAL, INC.
RESTRICTED STOCK BONUS AWARD AGREEMENT
EVIDENCING GRANT OF RESTRICTED STOCK UNDER THE
SI INTERNATIONAL, INC. 2002
AMENDED AND RESTATED OMNIBUS STOCK INCENTIVE PLAN

THIS RESTRICTED STOCK BONUS AWARD AGREEMENT (this “Agreement”) is made as of the Grant Date set forth on the Notice of Restricted Stock Bonus Award hereto by and between (i) SI International, Inc., a Delaware corporation (the “Company”) and (ii) the undersigned Participant, an employee, Director or Consultant of the Company or an Affiliate as named on the Notice of Restricted Stock Bonus Award (the “Notice”) hereto.  Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the SI International, Inc. 2002 Amended and Restated Omnibus Stock Incentive Plan (as amended from time to time according to its terms, the “Plan”).

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.             Issuance of Shares.

(a)           The Company hereby issues to the Participant (the “Participant”) named in the Notice, the Total Number of Shares of Common Stock Awarded set forth in the Notice (the “Shares”), subject to the Notice, this Agreement and the terms and provisions of the Plan, as amended from time to time, which are incorporated herein by reference.  All Shares issued hereunder will be deemed issued to the Participant as fully paid and nonassessable shares, and the Participant will have the right to vote the Shares at meetings of the Company’s stockholders.  The Company shall pay any applicable stock transfer taxes imposed upon the issuance of the Shares to the Participant hereunder.

(b)           Participant Bound by Plan.  A copy of the Plan has been provided to Participant, and Participant has completely and carefully reviewed this Agreement and the Plan.  As an inducement to the Company to issue the Restricted Shares to Participant, and as a condition thereto, Participant agrees to be bound by all of the terms of the Plan and this Agreement with respect to the Restricted Shares and the other terms, conditions, and agreements set forth in this Agreement and in the Plan.  The Plan is by this reference incorporated herein and made a part hereof.

(c)           Binding Agreement; Noncontravention.  As an inducement to the Company to enter into this Agreement, to issue the Restricted Shares to Participant, and issue the Common Stock upon vesting thereof, and as a condition thereto, Participant represents and warrants to the Company that this Agreement constitutes the legal, valid and binding obligation of Participant, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Participant do not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which Participant is a party or any judgment, order or decree to which Participant is subject.

(d)           Retention of Company’s Rights.  As a further inducement to the Company to enter into this Agreement, to issue the Restricted Shares to Participant, and issue the Common Stock upon vesting thereof, and as a condition thereto, Participant acknowledges and agrees that no agreement or arrangement between the Participant and the Company or any Affiliate (including, without limitation, the grant of Restricted Shares to Participant, the issuance of Restricted Shares upon vesting thereof, and the execution and delivery of this Agreement) shall (i) entitle Participant to remain in Continuous Service with the Company or any Affiliate for any period of time, (ii) confer upon Participant the right to be selected again at any time in the future as a Plan participant, or (iii) provide for any adjustment to the number of Restricted Shares subject to such award upon the occurrence of subsequent events except as provided in the Plan.

2.             Transfer Restrictions.  The Shares issued to the Participant hereunder may not be sold, transferred by gift, pledged, hypothecated, or otherwise transferred or disposed of by the Participant prior to the date when the Shares become vested pursuant to the Vesting Schedule set forth in the Notice.  Any attempt to transfer Restricted Shares in violation of this Section 2 will be null and void and will be disregarded.

3.             Escrow of Stock.  For purposes of facilitating the enforcement of the provisions of this Agreement, the Participant agrees, immediately upon receipt of the certificate(s) for the Restricted Shares, to deliver such certificate(s), together with an Assignment Separate from Certificate in the form attached hereto as Exhibit A, executed in blank by the Participant with respect to each such stock certificate, to the Secretary or Assistant Secretary of the Company, or their designee, to hold in escrow for so long as such Restricted Shares have not vested pursuant to the Vesting Schedule set forth in the Notice, with the authority to take all such actions and to effectuate all such transfers and/or releases as may be necessary or appropriate to accomplish the objectives of this Agreement in accordance with the terms hereof.  The Participant hereby acknowledges that the appointment of the Secretary or Assistant Secretary of the Company (or their designee) as the escrow holder hereunder with the stated authorities is a material inducement to the Company to make this Agreement and that such appointment is coupled with an interest and is accordingly irrevocable.  The Participant agrees that the Restricted Shares may be held electronically in a book entry system maintained by the Company’s transfer agent or other third-party and that all the terms and conditions of this Section 3 applicable to certificated Restricted Shares will apply with the same force and effect to such electronic method for holding the Restricted Shares.  The Participant agrees that such escrow holder shall not be liable to any party hereto (or to any other party) for any actions or omissions unless such escrow holder is grossly negligent relative thereto.  The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time.  Upon the vesting of Restricted Shares, the escrow holder will, without further order or instruction, transmit to the Participant the certificate evidencing such Shares, subject to Section 5 below.

4.             Additional Securities and Distributions.  Any securities or cash received (including a regular cash dividend) as the result of ownership of the Restricted Shares (the “Additional Securities”), including, but not by way of limitation, warrants, options and securities received as a stock dividend or stock split, or as a result of a recapitalization or reorganization or other similar change in the Company’s capital structure, shall be retained in escrow in the same manner and subject to the same conditions and restrictions as the Restricted Shares with respect to which they were issued, including, without limitation, the Vesting Schedule set forth in the

Notice.  The Participant shall be entitled to direct the Company to exercise any warrant or option received as Additional Securities upon supplying the funds necessary to do so, in which event the securities so purchased shall constitute Additional Securities, but the Participant may not direct the Company to sell any such warrant or option.  If Additional Securities consist of a convertible security, the Participant may exercise any conversion right, and any securities so acquired shall constitute Additional Securities.  In the event of any change in certificates evidencing the Shares or the Additional Securities by reason of any recapitalization, reorganization or other transaction that results in the creation of Additional Securities, the escrow holder is authorized to deliver to the issuer the certificates evidencing the Shares or the Additional Securities in exchange for the certificates of the replacement securities.

5.             Taxes.

(a)           No Section 83(b) Election.  As a condition to receiving the Shares, the Participant agrees to refrain from making an election pursuant to Section 83(b) of the Code with respect to the Shares.

(b)           Tax Liability. The Participant is ultimately liable and responsible for all taxes owed by the Participant in connection with this Agreement, regardless of any action the Company or any Affiliate takes with respect to any tax withholding obligations that arise in connection with this Agreement.  Neither the Company nor any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Restricted Shares or the subsequent sale of Shares subject to this Agreement.  The Company and any Affiliate does not commit and are under no obligation to structure this Agreement to reduce or eliminate the Participant’s tax liability.

(c)           Payment of Withholding Taxes. Prior to any event in connection with this Agreement (e.g., vesting of Restricted Shares) that the Company determines may result in any tax withholding obligation, whether United States federal, state, local or non-U.S., including any employment tax obligation (the “Tax Withholding Obligation”), the Participant must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company.

(i)            By Share Withholding.  The Participant authorizes the Company to, upon the exercise of its sole discretion, withhold from those Shares issuable to the Participant the whole number of Shares sufficient to satisfy the minimum applicable Tax Withholding Obligation.  The Participant acknowledges that the withheld Shares may not be sufficient to satisfy the Participant’s minimum Tax Withholding Obligation.  Accordingly, the Participant agrees to pay to the Company or any Affiliate as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the withholding of Shares described above.

(ii)           By Sale of Shares.  Unless the Participant determines to satisfy the Tax Withholding Obligation by some other means in accordance with clause (iii) below, the Participant’s acceptance of this Agreement constitutes the Participant’s instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to sell on the Participant’s behalf a whole number of Shares from those Shares issuable to the Participant as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum applicable Tax Withholding Obligation.  Such Shares will be sold on the day such Tax Withholding Obligation arises (e.g., a vesting date) or as soon thereafter as practicable.  The Participant will be responsible for all broker’s fees and other costs of sale, and the Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale.  To the extent the proceeds of such sale exceed the Participant’s minimum Tax Withholding Obligation, the Company agrees to pay such excess in cash to the Participant.  The Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Participant’s minimum Tax Withholding Obligation.  Accordingly, the Participant agrees to pay to the Company or any Affiliate as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of Shares described above.

(iii)          By Check, Wire Transfer or Other Means. At any time not less than five (5) business days (or such fewer number of business days as determined by the Administrator) before any Tax Withholding Obligation arises (e.g., a vesting date), the Participant may elect to satisfy the Participant’s Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Administrator.

6.             Stop-Transfer Notices.  In order to ensure compliance with the restrictions on transfer set forth in this Agreement, the Notice or the Plan, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

7.             Refusal to Transfer.  The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

8.             Restrictive Legends.  The Participant understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state or federal securities laws:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THAT CERTAIN RESTRICTED STOCK BONUS AWARD AGREEMENT BETWEEN THE COMPANY AND THE PARTICIPANT.  THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH SUCH AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

9.             Nonsolicitation.  As an inducement to the Company to enter into this Agreement, to issue the Restricted Shares to Participant, and issue the common stock upon vesting thereof, and as a condition for Participant retaining the right to receive the Restricted Shares under the terms hereof, Participant covenants and agrees as follows:

(a)           Non-Solicitation and Non-Hiring of Participants.  For the term of Participant’s employment and for a period of twelve (12) months following the termination of Participant’s employment with the Company or any Affiliate for any reason, Participant shall not, directly or indirectly, on Participant’s own behalf or the behalf of another person or entity: (i) induce or attempt to induce any person employed by the Company or any Affiliate to leave their employment with the Company or any Affiliate; (ii) hire or employ, or attempt to hire or employ, any person employed by the Company or any Affiliate; or (iii) assist any other person or entity in the hiring of any person employed by the Company or any Affiliate.

(b)           Non-Competition With Customers and Prospective Customers.  Participant agrees that, for the term of Participant’s employment and for a period of twelve (12) months following the termination of Participant’s employment with the Company or any Affiliate for any reason, Participant shall not, directly or indirectly, engage or attempt to engage in providing services to any Customer or Prospective Customer where such services or products are competitive with the services offered by the Company or any Affiliate to the Customer.  This restriction shall apply only within 50 miles of any location where SI provides services to the Customer.  For purposes of this Agreement, “Customer” shall mean any division, department, operating unit, group, or other appropriate sub-entity of a government agency to whom Participant, or persons directly or indirectly under Participant’s supervision, provided services (whether as a prime contractor or as a subcontractor to another company) while Participant was employed with the Company or any Affiliate or with whom Participant interacted on behalf of the Company or any Affiliate at any time during Participant’s employment with Company or any Affiliate.  “Prospective Customer” shall mean any division, department, operating unit, group, or other appropriate sub-entity of a government agency to whom the Participant, at any time during the six month period preceding the termination of Participant’s employment, was involved in soliciting or making a proposal, on behalf of the Company or any Affiliate, for the provision of services.

(c)           Non-Interference With Customers or Prospective Customers. Participant further agrees that, for the term of Participant’s employment and for a period of twelve (12) months following the termination of Participant’s employment with the Company or any Affiliate for any reason, the Participant shall not undertake to purposefully interfere with the relationship of the Company or any Affiliate with any Customer or Prospective Customer.  This means that Participant shall refrain: (i) from making disparaging comments about the Company or any Affiliate, or their respective management or employees to any Customer or Prospective Customer; (ii) from attempting to persuade any Customer or Prospective Customer to cease doing business with the Company or any Affiliate; or (iii) from soliciting any Customer or Prospective Customer for the purpose of providing services competitive with the business of the Company or any Affiliate; or (iv) from assisting any person or entity in doing any of the foregoing.

(d)           Severability and Modification.  Each of the covenants above is separate and independent, and in the event that one or more of the provisions herein shall be held to be invalid or unenforceable, the parties expressly agree and authorize the court to modify the agreement so as to render such agreement or provision thereof valid enforceable or to sever the unenforceable provision and enforce the remaining the provisions.

10.           Administration and Interpretation.  Any question or dispute regarding the administration or interpretation of the Notice, the Plan or this Agreement shall be submitted by the Participant or by the Company to the Administrator.  The resolution of such question or dispute by the Administrator shall be final and binding on all persons.

11.           Miscellaneous Provisions.

(a)           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b)           Complete Agreement.  This Agreement, the Notice of Restricted Stock Bonus Award hereto and the Plan embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c)           Counterparts.  This Agreement may be executed in separate counterparts, none of which need contain the signature of more than one party hereto but each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(d)           Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns whether so expressed or not.

(e)           Choice of Law.  All questions con¬cerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits hereto shall be governed by the internal law, and not the law of conflicts, of the State of Delaware.

(f)            Equitable Remedies.  Each of the parties to this Agreement agree and acknowledge that money damages would not be an adequate remedy if Participant or any other holder of the Shares were to breach any of the provisions of Sections 2 or 9 hereof, and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of Sections 2 or 9 of this Agreement.

(g)           Amendment, Modification and Cancellation of Restricted Shares.  The Board may amend, modify or cancel any Restricted Shares in any manner to the extent that the Board would have had the authority under the Plan initially to grant such Restricted Shares; provided that no such amendment or modification shall impair the rights of Participant under this Agreement without the consent of the Participant.

(h)           Business Days.  If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the State of Delaware, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(i)            Descriptive Headings; Interpretation; No Strict Construction.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa.  Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof.  The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signatures Appear on the Following Page.]

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Bonus Award Agreement and the Notice of Restricted Stock Bonus Award on the Grant Date set forth on the Notice of Restricted Stock Bonus Award.

BY PARTICIPANT’S SIGNATURE BELOW, PARTICIPANT (A) ACKNOWLEDGES RECEIPT OF ELECTRONIC COPIES, OR THAT PARTICIPANT IS ALREADY IN POSSESSION OF PAPER COPIES OF THE AGREEMENT, THE PLAN, AND THE PLAN SUMMARY AND PROSPECTUS (COLLECTIVELY, THE “PLAN DOCUMENTS”), (B) REPRESENTS THAT THE PARTICIPANT HAS ACCESS TO THE INTERNET GENERALLY AND FOR THE PURPOSE OF RECEIVING ALL OR ANY PORTION OF THE PLAN DOCUMENTS AND ANY NOTICE, (C)  ACKNOWLEDGES READING AND IS FAMILIAR WITH THE TERMS AND CONDITIONS OF THE PLAN DOCUMENTS, (D) AGREES TO BE BOUND BY ALL PROVISIONS OF THE PLAN DOCUMENTS, (E) AGREES AND UNDERSTANDS THAT THE RESTRICTED SHARES ARE SUBJECT TO AND GOVERNED BY THE NOTICE, THE AGREEMENT, AND THE PROVISIONS OF THE PLAN, AND (F) CONSENTS TO ACCESS THE PLAN DOCUMENTS AND ANY NOTICE ELECTRONICALLY THROUGH THE COMPANY OR THE COMPANY’S STOCK INCENTIVE PLAN REPRESENTATIVE VIA INTERNET ACCESS OR SUCH OTHER ACCESS AS IS PROVIDED BY NOTIFICATION FROM TIME TO TIME.  IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE NOTICE AND THE AGREEMENT, THE AGREEMENT SHALL CONTROL.

Participant may receive, without charge, upon written or oral request, paper copies of any or all of the Plan Documents by requesting them from the Company’s Stock Incentive Plan Administrator, 12012 Sunset Hills Road, Suite 800, Reston, VA 20190.  Telephone: (703) 234-7000.

SI INTERNATIONAL, INC.

By:
Name:	S. Bradford Antle
Title:	President and Chief Executive Officer

PARTICIPANT

Name: Insert Participant’s Name
Employee No. Insert ID or SSN

EXHIBIT A

STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED,                            hereby sells, assigns and transfers unto _______________________, _________ (______) shares of the Common Stock of SI International, Inc., a Delaware corporation (the “Company”), standing in his name on the books of, the Company represented by Certificate No.                               herewith, and does hereby irrevocably constitute and appoint the Secretary of the Company attorney to transfer the said stock in the books of the Company with full power of substitution.

DATED: ________________

                                                                                                                                           ____________________________

[Please sign this document but do not date it.  The date and information of the transferee will be completed if and when the shares are assigned.]